Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xactly Corporation:

We consent to the use of our report dated April 17, 2015, with respect to the consolidated balance sheets of Xactly Corporation and subsidiaries as of January 31, 2014 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

May 18, 2015